Exhibit (h)(6)

EXECUTION

AMENDMENT TO THE THIRD AMENDMENT TO THE

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment, dated as of November 5, 2024, by and between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”) who are parties to the Fund Administration and Accounting Agreement dated January 31, 2011 (the “Agreement”), as amended August 30, 2015, May 22, 2018, July 28, 2022, November 27, 2023, and February 15, 2024, and respectively.

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Exhibit B to the Third Amendment to the Agreement dated as of July 28, 2022 is replaced in its entirety with the attached Exhibit B dated as of the date of this Amendment.
2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.
3.	This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Each party represents and warrants that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms. As used herein, “Electronic Signature” shall mean image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods. Executed counterparts may be delivered by facsimile or email.

(Signatures to follow.)

EXECUTION

       IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DBX ETF TRUST, on behalf of the Trust and each portfolio series identified on Exhibit A attached hereto

By:      /s/John Millette

Name: John Millette

Title:   Secretary

THE BANK OF NEW YORK MELLON

By:      /s/Michael Gronsky

Name: Michael Gronsky

Title:   Senior Vice President

EXECUTION

EXHIBIT B

TO THE THIRD AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

(as of November 5, 2024)

Limited Derivative Service Portfolios

#	Ticker	Fund Name
1.	DEEF	Xtrackers FTSE Developed ex US Multifactor ETF
2.	DEUS	Xtrackers Russell US Multifactor ETF
3.	EASG	Xtrackers MSCI EAFE ESG Leaders Equity ETF
4.	EMCR	Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF
5.	EMCS	Xtrackers MSCI Emerging Markets Climate Selection ETF
6.	HAUZ	Xtrackers International Real Estate ETF
7.	HDEF	Xtrackers MSCI EAFE High Dividend Yield Equity ETF
8.	KOKU	Xtrackers MSCI Kokusai Equity ETF
9.	MIDE	Xtrackers S&P MidCap 400 ESG ETF
10.	QARP	Xtrackers Russell 1000 US Quality at a Reasonable Price ETF
11.	SMLE	Xtrackers S&P SmallCap 600 ESG ETF
12.	SNPE	Xtrackers S&P 500 ESG ETF
13.	USSG	Xtrackers MSCI USA ESG Leaders Equity ETF
14.	USNZ	Xtrackers Net Zero Pathway Paris Aligned US Equity ETF
15.	SNPG	Xtrackers S&P 500 Growth ESG ETF
16.	SNPV	Xtrackers S&P 500 Value ESG ETF
17.	SNPD	Xtrackers S&P ESG Dividend Aristocrats ETF
18.	USCA	Xtrackers MSCI USA Climate Action Equity ETF
19.	UPGR	Xtrackers US Green Infrastructure Select Equity ETF
20.	PSWD	Xtrackers Cybersecurity Select Equity ETF
21.	CHPS	Xtrackers Semiconductor Select Equity ETF
22.	CRTC	Xtrackers US National Critical Technologies
23.	CBGT	Xtrackers S&P 500 Carbon Budget ETF
24.	NRES	Xtrackers RREEF Global Natural Resources ETF
25.	XAIX	Xtrackers Artificial Intelligence and Big Data ETF

Full Derivative Service Portfolios

[None]